Exhibit 10.1

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is made and entered into as of December 31, 2008, by and between Mike Jackson (the “Executive”) and Verso Paper Holdings LLC, a Delaware limited liability company (together with any of its subsidiaries and affiliates as may employ the Executive from time to time and any successor(s) thereto, the “Company”).

Introduction.  The Executive and the Company are parties to the Employment Agreement dated as of November 20, 2006, as previously amended by the First Amendment to Employment Agreement dated as of January 1, 2008 (collectively, the “Agreement”).  The Executive and the Company desire to modify certain terms of the Agreement as set forth in this Amendment.  This Amendment is intended to be adopted in good-faith compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”).  Based on the foregoing, and in consideration of the mutual promises and covenants set forth herein, the Executive and the Company hereby agree as follows:

1.        Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2.        Amendment to Section 1(n).  Section 1(n) is hereby amended and restated in its entirety as follows:

“(n)   A “Disability” shall have occurred when the Executive has been unable to perform his duties because of a physical or mental incapacity for a period of at least one hundred eighty (180) consecutive days and which is expected to result in death or can be expected to last for a continuous period of not less than  twelve (12) months as determined by a medical doctor mutually agreed upon by the parties hereto.”

3.        Amendment to Section 3(b).  The second sentence of Section 3(b) is hereby amended to delete the word “Proposed” immediately before the words “Department of Treasury Regulations.”

4.        Amendment to Section 5(a).  Section 5(a) is hereby amended and restated in its entirety as follows:

“(a)      In General.

(i)       Subject to Section 9(b), upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (A) any amount of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (B) any expenses owed to the Executive under Section 3(e), (C) any accrued vacation pay owed to the Executive pursuant to Section 3(d), and (D) any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements under Section 3(e), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements including, where applicable, any death and disability benefits.  Any Annual Bonus earned for any calendar year completed prior to the Date of Termination, but unpaid prior to such date, shall be paid within sixty (60) days following the date such Annual Bonus is determined by the Board, but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto).

(ii)      In addition, subject to Section 9(b), the Company shall (A) provide to the Executive the employment-related benefits described in the attached Exhibit A for up to twenty-four (24) months following the Date of Termination, in accordance with and subject to the terms and conditions set forth in Exhibit A; and (B) contribute on the Executive’s behalf an amount equal to his Lost Retirement Benefits (as defined below) to the Company’s Deferred Compensation Plan.  As used in this Agreement, the term “Lost Retirement Benefits” shall mean the projected value of employer contributions under the Company’s Retirement Savings Plan, Deferred Compensation Plan, and Supplemental Salaried Retirement Savings Plan (collectively, the “Plans”) that the Executive would have received had he remained actively employed with the Company during the twenty-four (24) months following the Date of Termination.  The determination of the Lost Retirement Benefits shall be made by the Company, in its sole and absolute discretion, and shall be based on (x) the Annual Base Salary per month in effect in the month immediately preceding the Date of Termination and (y) the assumption that the Executive’s salary deferrals during such twenty-four (24) month period are in such amounts as would produce the maximum possible matching contribution by the Company under the Plans.  The Company shall contribute on the Executive’s behalf, on a date determined by the Company but in any event within the ninety (90) day period following the Date of Termination, the value of his Lost Retirement Benefits to the Company’s Deferred Compensation Plan in a lump sum payment.”

5.        Amendment to Section 5(b).  Section 5(b) is hereby amended and restated in its entirety as follows:

“(b)      Termination without Cause or Resignation for Good Reason:  Subject to Section 9(b), if the Executive’s employment shall terminate without Cause pursuant to Section 4(a)(iv), or for Good Reason pursuant to Section 4(a)(v), the Company shall, in addition to the benefits and payments under Section 5(a):

(i)       continue to pay the Annual Base Salary, in accordance with the Company’s customary payroll practices, during the period (the “Severance Period”) beginning on the Date of Termination and ending on the earlier to occur of:  (A) the eighteen (18) month anniversary of the Date of Termination, or (B) the first date that the Executive violates any covenant contained in Section 6 or 7; and

(ii)      pay the Executive an amount equal to the product of (A) the amount, if any, of the Annual Bonus payable with respect to the calendar year immediately preceding the calendar year in which the Date of Termination occurs, and (B) 1.5, payable in equal installments during the Severance Period, in accordance with the Company’s customary payroll practices;

provided that, notwithstanding the foregoing:  (i) the amounts payable to the Executive under this Section 5(b) shall be contingent upon and subject to the Executive’s execution and non-revocation of a general waiver and release of claims agreement in the Company’s customary form (and the expiration of any applicable revocation period) on or prior to the thirtieth (30th) day following the Date of Termination; and (ii) the installment payments pursuant to this Section 5(b) shall commence on the first payroll period following the thirtieth (30th) day following the Date of Termination and the initial installment shall include Annual Base Salary and Annual Bonus amounts for all payroll periods from the Date of Termination through the date of such initial payment.”

6.        Amendment to Section 9.  Section 9 is hereby amended and restated in its entirety as follows:

“9.       Section 409A of the Code.

(a)       General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

(b)       Separation from Service under Section 409A.  Notwithstanding any provision to the contrary in this Agreement:  (i) no amount shall be payable pursuant to Section 5(a) or Section 5(b) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 5(a) or Section 5(b), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (B) the date of the Executive’s death; provided that upon the earlier of such dates, all payments deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.”

7.        Section References.  Unless otherwise indicated, all references in this Amendment to designated “Sections” are to the designated Sections of the Agreement.

8.        Continuing Effectiveness of Agreement.  Except as modified by the foregoing, the terms and conditions of the Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.

9.        Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including counterparts delivered by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Any such counterpart delivered by telecopy shall be effective as an original for all purposes.

[Signatures are on next page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

VERSO PAPER HOLDINGS LLC

By:	/s/ Scott M. Kleinman
Scott M. Kleinman
Chairman of the Board

EXECUTIVE

/s/ Mike Jackson
Mike Jackson